EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name	State of Incorporation	Other Names Used in Business
Community Builders, Inc.	Colorado	None.
Arizona Avenue, L.L.C.	Colorado	None.
(50% ownership)